Exhibit 5.1

1271 Avenue of the Americas |New York, NY 10020

blankrome.com

May 13, 2024

Scorpius Holdings, Inc.

627 Davis Drive, Suite 400

Morrisville, North Carolina, 27560

Re:	Scorpius Holdings, Inc Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as securities counsel to Scorpius Holdings, Inc., a Delaware corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1 (File No. 333-279092) (as amended through the date hereof, the “Registration Statement”) relating to the offering by the Company of (a) units (the “Units”) consisting of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and accompanying Common Stock Warrants (the “Common Warrants”) to purchase shares of Common Stock (the “Common Warrant Shares”) and (b) pre-funded units (the “Pre-Funded Units”) consisting of pre-funded warrants (the “Pre-Funded Warrants”) to purchase shares of Common Stock (the “Pre-Funded Warrant Shares”) and accompanying Common Warrants. The Common Warrants together with the Pre-Funded Warrants being referred to as the Warrants and the Common Warrant Shares together with the Pre-Funded Warrant Shares being referred to as the Warrant Shares. The proposed maximum aggregate offering price of the Shares, the Warrants and the Warrant Shares, including the additional Shares and Warrant Shares issuable in connection with the underwriters exercise of an over-allotment option in full, is $13,800,000. This opinion is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

In our capacity as counsel to the Company, we have reviewed the (i) Registration Statement, (ii) the form of the Pre-Funded Warrants filed as an exhibit to the Registration Statement, (iii) the form of the Common Warrants filed as an exhibit to the Registration Statement, (iv) resolutions adopted by the Board of Directors of the Company, (v) the third amended and restated certificate of incorporation, as amended, of the Company, (vi) the second amended and restated bylaws of the Company, (vii) the form of Underwriting Agreement filed as an exhibit to the Registration Statement, and (viii) such other corporate records, agreements, certificates, including, but not limited to, certificates or comparable documents of public officials and of officers and representatives of the Company, statutes and other instruments and documents as we considered relevant and necessary as a basis for the opinions hereinafter expressed.

In rendering this opinion, we have assumed, without inquiry, (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; (iii) the legal capacity of all natural persons and the genuineness of all signatures on the Registration Statement and all documents submitted to us; and (iv) that the books and records of the Company are maintained in accordance with proper corporate procedures. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based on the foregoing, and subject to the qualifications, exceptions and assumptions stated herein, we are of the opinion that:

1.	The Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

2.	The Warrants have been duly authorized by the Company and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company.

3. 4. 5.

The Warrant Shares have been duly authorized for issuance and, when issued and delivered against payment therefor upon the exercise of the applicable Warrant in accordance with the terms therein, the Warrant Shares will be validly issued, fully paid and non-assessable.

The Units have been duly authorized by the Company and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company.

The Pre-Funded Units have been duly authorized by the Company and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company.

We are opining solely on (i) all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations, all as in effect on the date hereof, and (ii) as to the Warrants constituting valid and legally binding obligations of the Company, the applicable laws of the State of New York in effect on the date hereof that, in our experience, are normally applicable to transactions of the type contemplated by the Warrants. We express no opinion with respect to the laws of any other jurisdiction.

With regard to our opinion concerning the Warrants, Units and Pre-Funded Units constituting valid and binding obligations of the Company:

1. Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

2. Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

3. We express no opinion as to any provision of the Warrants: (a) purporting to indemnify a party from its own conduct; (b) purporting to waive or release any rights or agree not to assert set-offs or claims of any kind; (c) purporting to prohibit oral amendments or oral waivers of provisions; (d) purporting to confer jurisdiction on a court to adjudicate any controversy relating to such agreements; (e) purporting to waive any objection to the laying of venue or any claim that an action or proceeding has been brought in an inconvenient forum; (f) purporting to waive trial by jury; (g) relating to indemnification and contribution provisions; (h) relating to releases of claims; (i) relating to liability limitations; (j) as to choice of law provisions; or (k) pursuant to which the parties agree to agree to any matter in the future.

4. We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Warrants.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the use of our name as your counsel under “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder. This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. This opinion letter is not a guaranty nor may one be inferred or implied.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP